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Exhibit 10.5

                             LETTER OF AGREEMENT RE:
                      PURCHASE OF NATIONAL RADIO MEDIA FROM
               "STEVE CROWLEY'S AMERICAN SCENE" WEEKDAY TALK-RADIO
                                     PROGRAM

This Letter of Agreement is between the parties: American Scene Corporation "A.S.C.", which owns and produces the Radio Program "Steve Crowley's American Scene" referred to as A.C.A.S., MIV Therapeutics, Inc., "Buyer", and Steve Crowley, "Crowley".

A. WHEREAS: Buyer desires to be a primary sponsor of S.C.A.S., and the word primary being defined as sponsoring programs with daily inclusion in our LIVE "Investors Showcase" segments, two or three ten to twelve-minute by-phone interviews per week with Buyer-designated interviewees, plus five day per week commercials and ... WHEREAS: A.S.C. is desirous of providing said programming for Buyer to promote, market and advertise its Company, NOWTHEREFORE, the parties hereby further agree to the following prices, terms, conditions and mutual and several responsibilities:

(1). PRICE: The time period for this Agreement shall be 90 days commencing on Wednesday, February 26, 2003 and ending on Monday, May 26, 2003. The price of this Agreement is $25,000.00. The Agreement is renewable for an additional 90-day period upon the option of Buyer at the continuing rate of $25,000.00 per consecutive 90-day period after May 26, 2003.

(2). TERMS: OPTION#1: The $25,000.00 fee shall be paid in three advance payment installments in the amounts of $10,000.00 on or before February 25, 2003, $7,500.00 before March 26, 2003 and the final payment of $7,500.00 before April 26, 2003. OPTION#2: A single advance payment of $21,250.00 is due on or before February 25, 2003 which takes advantage of a 15% discount.

B. PROGRAMMING CONTENT AND COMMERCIALS: S.C.A.S. airs on WSBR AM 740 and numerous affiliates, plus on the Internet Mondays through Fridays from 2:00pm to 2:59pm, Eastern. As producer, A.S.C. has exclusive rights to book guest and decide the content of the program within the broad "Wealthy and Wise" standard theme. The Buyer shall receive two daily LIVE mentions by Crowley and two to three ten to twelve-minute phone or in studio interviews per week with a Buyer-designated interviewee.

C. "LIVE" VERSUS "LIVE ON TAPE" PROGRAMMING: The parties hereby mutually agree that at least 90 percent (based upon 675 annual hourly programs, pro-rata) shall be produced, and aired LIVE. Therefore, because of holidays, vacations, and Crowley's other responsibilities, certain programs may air "LIVE ON TAPE", and rebroadcast with the message they are the "best of" programs.

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            PAGE 2 - A.S.C., BUYER and CROWLEY - LETTER OF AGREEMENT

D. INDEMNIFICATION: Buyer shall indemnify, defend and hold harmless A.S.C. and Crowley and their respective agents, employees, directors, officers, representatives and subsidiaries from any and all liabilities, losses, costs, claims, damages, penalties and expenses (including, without limitation, attorney fees) (collectively "Losses") incurred or suffered by them, as a result of the acts or omissions of Buyer relating to or arising out of the performance of its obligations under this Agreement, except to the extent such Losses result from the gross negligence or intentional misconduct of A.S.C. or Crowley. A.S.C. and Crowley shall jointly and severally indemnify, defend and hold harmless Buyer and its agents, employees, directors, officers, representatives and subsidiaries from Losses incurred or suffered by them as a result of the acts or omissions of A.S.C. or relating to or arising out of the performance of their obligations under this Agreement, except to the extent such Losses result from the gross negligence or intentional misconduct of Buyer.

E. COMPLIANCE, DISCLOSURE AND DISCLAIMER ISSUES: Crowley and A.S.C. will disclose their paid advertising relationship with Buyer on the air at least one time per hour during which either (a) Buyer representative participates on the air or (b) during which Crowley mentions Buyer on the air. The Securities and Exchange Commission requires that both the compensation relationship and the amount thereof must be disclosed on the air, and this is exactly what is done during the aforementioned radio programs. Pre-recorded disclosures are aired during each daily program.

If Buyer has other disclosure requirements under S.E.C. or N.A.S.D. Rules and Regulations, it shall immediately inform Crowley and A.S.C. in writing so that Crowley can assure that such disclosures are made on each program on which Buyer's message airs LIVE and/or on tape.

The fact that Buyer owns shares of its Stock, and that certain of Buyer's employees own shares of "MIVT" stock must be mentioned and fully disclosed to listeners. Crowley shall also disclaim on the air, via LIVE and/or taped messages, that "ass stock carry degrees of risk, so please investigate before you invest or before you make an investing decision". This assures that listeners comprehend the inherent risk factors with smaller-cap stocks.

F. ARBITRATION: Because parties wish to continue their cordial and cooperative working relationship throughout the duration of this Agreement, both parties hereby agree that any disagreements or disputes arising from this Agreement and relationship shall be settled through professional arbitration, not litigation.



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            PAGE 3 - A.S.C., BUYER and CROWLEY - LETTER OF AGREEMENT

G. BROADCAST AUTHORITY: Crowley hereby stipulates that he has the rights and ability to broadcast the S.C.A.S. program, as stated, on south Florida Radio Affiliates including AM 850, 1000, 1400 AND 1420, nationally for hours 3pm to 5pm Eastern, 12pm to 2pm Pacific on Business Talk Radio Network via satellite, plus all hours LIVE on the Internet via www.amerciansceneradio.com.

H. INVESTMENT LICENSE AUTHORITY: Buyer hereby stipulates that it maintains all the current and proper Federal and State licensing for all the products and services that it promotes on S.C.A.S. and on all media related to this Agreement.

I. SITUS: This Agreement shall be interpreted under the laws in the State of Florida.

ALL OF THE AFOREMENTIONED TERMS AND CONDITIONS ARE HEREBY AGREE TO, WITHOUT EXCEPTION, BY THE UNDERSIGNED:

Program Provider:


/s/ Stephen E. Crowley
------------------------------------
Stephen E. Crowley, President                        Date:  February 19, 2003

Buyer:


/a/ Alan Lindsay
------------------------------------
Mr. Alan Lindsay                                     Date:  February 21, 2003
President and CEO
MIV Therapeutics, Inc.